Filed Pursuant to Rule 424(b)(3)

Registration Statement No. 333-225995

Prospectus Supplement No. 3

(to Prospectus dated September 28, 2018, Prospectus Supplement No. 1 dated August 2, 2019 and Prospectus Supplement No. 2 dated June 25, 2020)

BRAINSTORM CELL THERAPEUTICS INC.

2,458,201 Shares of Common Stock

This prospectus supplement, together with the prospectus listed above, is to be used by certain holders of the above-referenced securities or by their pledgees, donees, transferees or other successors-in-interest in connection with the offer and sale of such securities.

This prospectus supplement updates and should be read in conjunction with the prospectus dated September 28, 2018 (as supplemented to date), which is to be delivered with this prospectus supplement. Such documents contain information that should be considered when making your investment decision. To the extent there is a discrepancy between the information contained herein and the information in the prospectus, the information contained herein supersedes and replaces such conflicting information.

This prospectus supplement consists of the below supplement to the Selling Securityholders of the prospectus.

Our common stock is traded on the Nasdaq Capital Market, under the symbol “BCLI”. On August 5, 2020, the last reported sales price for our common stock was $13.11 per share.

Investing in the Company’s securities involves risks. See “Risk Factors” beginning on page 5 of the Prospectus, as supplemented or amended by the prospectus supplements filed to date, to read about factors you should consider.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus Supplement No. 3 is August 6, 2020

The Selling Securityholders table on page 7 of the Prospectus is supplemented by including the following additional information:

	Securities Beneficially Owned Prior to the Offering			Securities Offered Hereby			Securities Beneficially Owned After this Offering		Percentage of Common Stock Owned After this Offering
Name	Common Stock	Warrants		Common Stock	Common Stock underlying Warrants		Common Stock	Warrants
OTA LLC	—	20,001	**	—	20,001	**	—	—	*
OTA LLC	—	20,000	***	—	20,000	***	—	—	*

* Less than 1%

** Consists of Warrants assigned and transferred to OTA LLC, previously held by Selling Securityholder Dr. Joshua A. Hirsch.

*** Consists of Warrants assigned and transferred to OTA LLC, previously held by Selling Securityholder Maxim Partners LLC.